Bunge Reports Second Quarter 2018 Results

White Plains, NY - August 1, 2018 - Bunge Limited (NYSE:BG)

•	Q2 GAAP EPS of $(0.20); $0.10 on an adjusted basis

•	Agribusiness impacted by ~$125 million of new negative mark-to-market on forward soy crushing contracts; positioned for strong second half of the year

•	Food & Ingredients slightly higher than last year, driven by improved results in Milling

•	Loders Croklaan integration progressing well

•	Global Competitiveness Program exceeding expectations; increasing 2018 savings target to $150 million from $100 million

•	Maintaining 2018 full-year EBIT outlook of ~$1.3 billion, which would exceed prior year by ~$700 million on the back of strong industry fundamentals

➢	Financial Highlights

	Quarter Ended June 30,		Six Months Ended June 30,
US$ in millions, except per share data	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$(12)	$81	$(33)	$128

Net income (loss) per common share from continuing operations-diluted	$(0.20)	$0.48	$(0.39)	$0.79

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$0.10	$0.17	$0.04	$0.52

Total Segment EBIT (a)	$71	$73	$132	$206
Certain gains & (charges) (b)	(46)	(6)	(70)	(12)
Total Segment EBIT, adjusted (a)	$117	$79	$202	$218
Agribusiness (c)	$118	$18	$170	$127
Oilseeds	$140	$2	$106	$94
Grains	$(22)	$16	$64	$33
Food & Ingredients (d)	$46	$44	$100	$89
Sugar & Bioenergy	$(40)	$14	$(60)	$3
Fertilizer	$(7)	$3	$(8)	$(1)

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted; adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 12 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

➢	Overview

Soren Schroder, Bunge’s Chief Executive Officer, commented, “The soy crushing environment continued to evolve positively, and second quarter results in Oilseeds were within the range of our expectations when excluding the new mark-to-market impact. In Grains, results were lower than expected in South American origination and trading & distribution, where we chose a prudent risk management approach that protected against the downside and set us up for a strong second half. In Food & Ingredients, Milling had a strong quarter, led by the anticipated improvement in Brazil market conditions. Edible Oils performance was soft due to margin pressure from a temporary surplus of soy oil resulting from the strong global crushing environment. The integration of Loders Croklaan is on track, and a strong second half is expected with momentum building into 2019.”

Schroder continued, “While total company performance in the second quarter came in below our estimates, we expect a strong second half driven by another step up in performance in soy crushing as we have committed most of the open capacity for the balance of the year at very attractive margins. We are confident in our ability to deliver on our targets for the full year.

Through our Global Competitiveness Program, we continue to make progress improving the way we work together around the world. We’re already seeing the benefits of our streamlined organization. The Program is tracking ahead of target and is now expected to generate $150 million in SG&A savings this year – $50 million more than our previous target. We also expect $80 million in savings over the course of the year from industrial and supply chain initiatives.”

➢	Second Quarter Results

Agribusiness

Global soy crush margins were higher in all regions driven by the combination of strong underlying soymeal demand, crushing capacity constraints caused by reduced soybean production in Argentina, and increased availability of U.S. soybeans as the U.S.-China trade discussions evolved. The increase in forward margins resulted in new negative mark-to-market in the quarter of approximately $125 million related to forward soy crushing contracts. Including impacts from the first quarter, we are carrying forward approximately $185 million of mark-to-market, which will reverse as we execute on these contracts in the second half of the year. In addition to committing a significant portion of our forward soy crush capacity in the U.S. and Europe at very attractive margins, we deliberately increased inventory of Brazilian beans, which has allowed us to secure physical crush margins in Brazil and China for the balance of the year.

In Grains, results in the quarter were impacted by a temporary $24 million foreign exchange loss on hedges in Brazil that are expected to reverse in the second half of the year as contracts are executed. Excluding this impact, results in Brazil were higher than last year driven by higher volumes and margins.  Origination results in Argentina were negative due to smaller crops resulting from the drought. While origination results in North America were higher than last year, they were not a material contributor to the quarter. Grain trading & distribution generated a loss in the quarter from positions taken to offset potential unfavorable movements on our bean basis exposure in Brazil, and to protect second half soy crush margins in Europe and the U.S.

Edible Oil Products

Lower earnings in the quarter were primarily driven by losses in South America, partially offset by improved performance in Europe, which benefitted from higher volumes and margins. In Brazil, lower costs were more than offset by lower packaged oil margins as abundant oil supplies from the strong soy crushing environment pressured retail prices to a seasonal low. Results in Argentina were lower as improved volumes and margins were more than offset by foreign currency impacts. The integration of Loders Croklaan is progressing well, and its results in the quarter were as expected.

Milling Products

Performance improved, driven primarily by higher results in Brazil as margins expanded with the transition to the smaller domestic wheat crop. In North America, higher results in the U.S. were partially offset by lower results in Mexico.

Sugar & Bioenergy

Lower earnings in the quarter were primarily driven by our sugarcane milling and trading & distribution operations. In milling, higher ethanol prices and lower operating costs were more than offset by lower sugar prices compared to the prior year and disruptions from the truckers’ strike. Sugar trading & distribution incurred a $26 million loss in the quarter primarily due to the combination of unwinding activity in preparation for exiting the business and a $14 million bad debt charge.

During the quarter, we completed the sale of our interest in our renewable oils joint venture to our partner. We are also in late stage discussions to sell our international sugar trading & distribution business. In addition, during the quarter we made a filing in Brazil to explore the possibility of an IPO of our sugarcane milling business. Based on current market conditions in Brazil, we made the decision to postpone the process.

Fertilizer

Results in the quarter were lower due to a $13 million foreign exchange loss on imported fertilizer inventory resulting from the devaluation of the Argentine peso. An offsetting gain is expected to occur in the second half of the year as the inventories are sold. Excluding this impact, results increased from last year driven by higher volume and margins and lower costs.

Global Competitiveness Program

The Global Competitiveness Program announced in July 2017 will rationalize Bunge’s cost structure and reengineer the way we operate, reducing our 2017 addressable baseline SG&A of $1.35 billion to $1.1 billion by 2020.

We are now targeting $110 million in SG&A savings in 2018, representing a total reduction in SG&A expenses of $150 million relative to our 2017 baseline. This reflects an additional $50 million of savings relative to our initial outlook for 2018.

 Cash Flow

Cash used by operations in the quarter ended June 30, 2018 was approximately $3.3 billion compared to cash used of $1.3 billion in the same period last year. The year-over-year variance is primarily due to changes in inventory, reflecting an increase in soybean supplies that we will crush during the second half of the year. Trailing four-quarter adjusted funds from operations was $704 million as of the quarter ended June 30, 2018.

Income Taxes

Income taxes for the six months ended June 30, 2018 were $21 million. The prior year included $49 million of notable tax benefits.

➢	Outlook

The outlook for 2018 remains strong.

In Agribusiness, we expect our full-year EBIT results to be toward the upper end of the range of $800 million to $1.0 billion. While our expectation in Oilseeds has increased due to further strengthening of soy crush margins, we have lowered our outlook in grain origination as a result of uncertainty related to the evolving freight price situation in Brazil and expectations for lower volumes and margins in the U.S. due to reduced exports.

In Food & Ingredients, we expect results to be at the lower end of our full-year EBIT outlook range of $290 to $310 million, reflecting the softer than expected second quarter Edible Oil results in South America and weaker currencies in some of our primary markets. Second half results are expected to improve sequentially.

In Sugar & Bioenergy, based on our expectation of lower cane crush from the drought and a slower than expected increase in Brazilian ethanol prices, we are adjusting our full-year EBIT outlook to breakeven, which includes an expected loss of $20 million in our trading & distribution business.

In Fertilizer, we continue to expect EBIT of approximately $25 million.

Expected savings from the Global Competitiveness Program and industrial and supply chain initiatives are reflected in our segment EBIT ranges.

Additionally, we expect the following for 2018: a tax rate range of 18% to 22%; net interest expense in the range of $270 to $285 million; capital expenditures of approximately $650 million, which is a reduction of $50 million from our previous estimate, which will bring capex to a level below forecasted depreciation, depletion and amortization of approximately $690 million.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EDT on Wednesday, August 1, 2018 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 883-0383. If you are located outside the United States or Canada, dial (412) 902-6506. Please dial in five to 10 minutes before the scheduled start time and enter confirmation code 3283676. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website. Select “Q2 2018 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on August 1, 2018, continuing through September 1, 2018. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or (412) 317-0088 in other locations. When prompted, enter confirmation code 10122185. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed; produces edible oil products for consumers and commercial customers in the food processing, industrial and artisanal bakery, confectionery, human nutrition and food service categories; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America. Founded in 1818, the company is headquartered in White Plains, New York.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our expectations regarding industry trends and our future financial performance, the completion and timing of acquisitions and dispositions, our assumptions and expectations for the Global Competitiveness Program and other efficiency initiatives and similar statements that are not historical facts. These forward-looking statements reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

➢	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters and six months ended June 30, 2018 and 2017.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Quarter Ended June 30,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(9)	$—	$(0.07)	$—	$(12)	$—
Severance, employee benefit, and other costs	(9)	—	(0.07)	—	(12)	—

Edible Oil Products: (2)	$(9)	$—	$(0.06)	$—	$(8)	$—
Severance, employee benefit, and other costs	(2)	—	(0.02)	—	(3)	—
Acquisition and integration costs	(7)	—	(0.04)	—	(5)	—

Milling Products: (3)	$(1)	$—	$—	$—	$(1)	$—
Severance, employee benefit, and other costs	(1)	—	—	—	(1)	—

Sugar & Bioenergy: (4)	$(22)	$(6)	$(0.16)	$(0.04)	$(23)	$(6)
Severance, employee benefit, and other costs	(3)	—	(0.02)	—	(4)	—
Sugar restructuring charges	(3)	(6)	(0.03)	(0.04)	(3)	(6)
Loss on disposition of equity investment	(16)	—	(0.11)	—	(16)	—

Fertilizer: (5)	$(1)	$—	$(0.01)	$—	$(2)	$—
Severance, employee benefit, and other costs	(1)	—	(0.01)	—	(2)	—

Income Taxes: (6)	$—	$49	$—	$0.35	$—	$—
Income tax benefits (charges)	—	49	—	0.35	—	—

Total	$(42)	$43	$(0.30)	$0.31	$(46)	$(6)

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (7)
Six Months Ended June 30,	2018	2017	2018	2017	2018	2017

Agribusiness: (1)	$(17)	$—	$(0.12)	$—	$(22)	$—
Severance, employee benefit, and other costs	(18)	—	(0.13)	—	(23)	—
Gain on disposition of subsidiaries	1	—	0.01	—	1	—

Edible Oil Products: (2)	$(14)	$—	$(0.10)	$—	$(15)	$—
Severance, employee benefit, and other costs	(4)	—	(0.03)	—	(5)	—
Acquisition and integration costs	(10)	—	(0.07)	—	(10)	—

Milling Products: (3)	$(2)	$—	$(0.01)	$—	$(3)	$—
Severance, employee benefit, and other costs	(2)	—	(0.01)	—	(3)	—

Sugar & Bioenergy: (4)	$(26)	$(12)	$(0.19)	$(0.08)	$(27)	$(12)
Severance, employee benefit, and other costs	(4)	—	(0.03)	—	(5)	—
Sugar restructuring charges	(6)	(12)	(0.05)	(0.08)	(6)	(12)
Loss on disposition of equity investment	(16)	—	(0.11)	—	(16)	—

Fertilizer: (5)	$(2)	$—	$(0.01)	$—	$(3)	$—
Severance, employee benefit, and other costs	(2)	—	(0.01)	—	(3)	—

Income Taxes: (6)	$—	$49	$—	$0.35	$—	$—
Income tax benefits (charges)	—	49	—	0.35	—	—

Total	$(61)	$37	$(0.43)	$0.27	$(70)	$(12)

Consolidated Earnings Data (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30, 2018
(US$ in millions, except per share data)	2018	2017	2018	2017
Net sales	$12,147	$11,645	$22,788	$22,766
Cost of goods sold	(11,605)	(11,290)	(21,862)	(21,951)
Gross profit	542	355	926	815
Selling, general and administrative expenses	(377)	(326)	(721)	(702)
Foreign exchange gains (losses)	(96)	51	(96)	107
Other income (expense) – net	4	—	28	(5)
EBIT attributable to noncontrolling interest (a) (8)	(2)	(7)	(5)	(9)
Total Segment EBIT (7)	71	73	132	206
Interest income	6	8	14	20
Interest expense	(94)	(62)	(164)	(127)
Income tax (expense) benefit	(2)	55	(21)	27
Noncontrolling interest share of interest and tax (a) (8)	—	1	1	2
Income (loss) from continuing operations, net of tax	(19)	75	(38)	128
Income (loss) from discontinued operations, net of tax	7	6	5	—
Net income (loss) attributable to Bunge (8)	(12)	81	(33)	128
Convertible preference share dividends	(9)	(9)	(17)	(17)
Net income (loss) available to Bunge common shareholders	$(21)	$72	$(50)	$111

Net income (loss) per common share diluted attributable to Bunge common shareholders (9)
Continuing operations	$(0.20)	$0.48	$(0.39)	$0.79
Discontinued operations	0.05	0.03	0.03	—
Net income (loss) per common share - diluted	$(0.15)	$0.51	$(0.36)	$0.79
Weighted–average common shares outstanding - diluted	141	141	141	141

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except volumes)	2018	2017	2018	2017
Volumes (in thousands of metric tons):
Agribusiness	37,398	36,173	73,203	71,196
Edible Oil Products	2,261	1,947	4,269	3,736
Milling Products	1,177	1,099	2,312	2,173
Sugar & Bioenergy	1,570	2,134	3,017	3,981
Fertilizer	254	246	426	408

Net sales:
Agribusiness	$8,725	$8,298	$16,187	$16,117
Edible Oil Products	2,325	1,970	4,474	3,850
Milling Products	426	390	835	772
Sugar & Bioenergy	582	906	1,145	1,894
Fertilizer	89	81	147	133
Total	$12,147	$11,645	$22,788	$22,766
Gross profit:
Agribusiness	$354	$156	$557	$434
Edible Oil Products	123	112	249	235
Milling Products	63	48	117	96
Sugar & Bioenergy	2	33	(2)	42
Fertilizer	—	6	5	8
Total	$542	$355	$926	$815
Selling, general and administrative expenses:
Agribusiness	$(178)	$(176)	$(363)	$(397)
Edible Oil Products	(114)	(84)	(205)	(168)
Milling Products	(33)	(33)	(72)	(70)
Sugar & Bioenergy	(45)	(27)	(69)	(56)
Fertilizer	(7)	(6)	(12)	(11)
Total	$(377)	$(326)	$(721)	$(702)
Foreign exchange gains (losses):
Agribusiness	$(93)	$43	$(93)	$92
Edible Oil Products	5	1	4	4
Milling Products	(2)	(1)	—	(1)
Sugar & Bioenergy	(4)	4	(3)	9
Fertilizer	(2)	4	(4)	3
Total	$(96)	$51	$(96)	$107
Segment EBIT:
Agribusiness	$106	$18	$148	$127
Edible Oil Products	11	28	39	64
Milling Products	26	16	43	25
Sugar & Bioenergy	(63)	8	(87)	(9)
Fertilizer	(9)	3	(11)	(1)
Total Segment EBIT (7)	$71	$73	$132	$206

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(US$ in millions)	2018	2017
Assets
Cash and cash equivalents	$221	$601
Trade accounts receivable, net	1,814	1,501
Inventories (10)	7,062	5,074
Other current assets	4,421	3,227
Total current assets	13,518	10,403
Property, plant and equipment, net	5,274	5,310
Goodwill and other intangible assets, net	1,466	838
Investments in affiliates	448	461
Time deposits under trade structured finance program	—	315
Other non-current assets	1,418	1,544
Total assets	$22,124	$18,871

Liabilities and Equity
Short-term debt	$2,363	$304
Current portion of long-term debt	625	15
Letter of credit obligations under trade structured finance program	—	315
Trade accounts payable	3,138	3,395
Other current liabilities	2,917	2,186
Total current liabilities	9,043	6,215
Long-term debt	4,992	4,160
Other non-current liabilities	1,305	1,139
Total liabilities	15,340	11,514
Redeemable noncontrolling interest	441	—
Total equity	6,343	7,357
Total liabilities, redeemable noncontrolling interest and equity	$22,124	$18,871

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(US$ in millions)	2018	2017
Operating Activities
Net income (loss) (8)	$(29)	$135
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	171	(33)
Depreciation, depletion and amortization	304	282
Deferred income tax (benefit)	(50)	(2)
Other, net	53	43
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(245)	(93)
Inventories	(2,202)	(532)
Secured advances to suppliers	(308)	125
Trade accounts payable and accrued liabilities	(48)	98
Advances on sales	(80)	(149)
Net unrealized gain (loss) on derivative contracts	262	(36)
Margin deposits	(217)	(45)
Marketable securities	(56)	(146)
Beneficial interest in securitized trade receivables (11)	(863)	(841)
Other, net	(30)	(115)
Cash provided by (used for) operating activities	(3,338)	(1,309)
Investing Activities
Payments made for capital expenditures	(220)	(342)
Acquisitions of businesses (net of cash acquired)	(968)	(394)
Proceeds from investments	945	119
Payments for investments	(1,082)	(160)
Proceeds from beneficial interest in securitized trade receivables (11)	853	832
Payments for investments in affiliates	—	(68)
Other, net	44	8
Cash provided by (used for) investing activities	(428)	(5)
Financing Activities
Net borrowings (repayments) of short-term debt	2,071	1,001
Net proceeds (repayments) of long-term debt	1,496	19
Proceeds from the exercise of options for common shares	11	57
Dividends paid	(147)	(135)
Other, net	(13)	(6)
Cash provided by (used for) financing activities	3,418	936
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(32)	21
Net increase (decrease) in cash and cash equivalents, and restricted cash	(380)	(357)
Cash and cash equivalents, and restricted cash - beginning of period	605	938
Cash and cash equivalents, and restricted cash - end of period	$225	$581

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions)	2018	2017	2018	2017
Net income (loss) attributable to Bunge	$(12)	$81	$(33)	$128
Interest income	(6)	(8)	(14)	(20)
Interest expense	94	62	164	127
Income tax expense (benefit)	2	(55)	21	(27)
(Income) loss from discontinued operations, net of tax	(7)	(6)	(5)	—
Noncontrolling interest share of interest and tax	—	(1)	(1)	(2)
Total Segment EBIT	71	73	132	206
Certain (gains) and charges	46	6	70	12
Total Segment EBIT, adjusted	$117	$79	$202	$218

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations).

	Quarter Ended June 30,		Six Months Ended June 30,
(US$ in millions, except per share data)	2018	2017	2018	2017
Net Income (loss) attributable to Bunge	$(12)	$81	$(33)	$128
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	16	—	30	—
Sugar restructuring charges	3	6	6	12
Acquisition and integration costs	7	—	10	—
(Gain) loss, net on disposition of equity interests and subsidiaries	16	—	15	—
Interest and income tax charges (benefits)	—	(49)	—	(49)
Adjusted Net Income attributable to Bunge	30	38	28	91
Discontinued operations	(7)	(6)	(5)	—
Convertible preference shares dividends	(9)	(9)	(17)	(17)
Net income (loss) - adjusted (excluding certain gains & charges and discontinued operations)	$14	$23	$6	$74
Weighted-average common shares outstanding - diluted	141	141	141	141
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges and discontinued operations)	$0.10	$0.17	$0.04	$0.52

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted (excluding certain gains & charges and discontinued operations) to Net income (loss) per common share–diluted:

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges and discontinued operations)	$0.10	$0.17	$0.04	$0.52
Certain gains & charges (see Additional Financial Information section)	(0.30)	0.31	(0.43)	0.27
Net income (loss) per common share - continuing operations	(0.20)	0.48	(0.39)	0.79
Discontinued operations:	0.05	0.03	0.03	—
Net income (loss) per common share - diluted	$(0.15)	$0.51	$(0.36)	$0.79

➢	Severance, Employee Benefit and Other Costs

The following table summarizes the costs incurred as part of the Global Competitiveness Program (“GCP”) and other associated cost reduction and strategic initiatives.

	Quarter Ended June 30, 2018			Six Months Ended June 30, 2018
	Severance and Employee Benefit Costs	Other Costs	Total Costs	Severance and Employee Benefit Costs	Other Costs	Total Costs
Global Competitiveness Program:
Agribusiness	$3	$6	$9	$7	$12	$19
Edible Oil Products	1	2	3	2	3	5
Milling Products	—	1	1	—	2	2
Sugar & Bioenergy	2	2	4	2	3	5
Fertilizer	—	1	1	—	1	1
Costs included in Selling, general and administrative expenses	6	12	18	$11	$21	$32
Other associated cost reduction and strategic initiatives:
Costs included in Cost of goods sold	4	—	4	$6	$—	$6
Total GCP and Other costs	$10	$12	$22	$17	$21	$38

2017 baseline total SG&A was $1.45 billion.  There was $100 million of SG&A determined not to be addressable through the GCP, leaving 2017 addressable baseline SG&A of $1.35 billion (“Addressable Baseline”).  The items that are not addressable by the GCP relate to costs other than direct spending and personnel costs, such as amortization, bad debt charges and recoveries and financing fees and taxes.

GCP savings are determined by comparing Adjusted Actual Addressable SG&A to the Addressable Baseline.  Adjusted Actual Addressable SG&A is equal to the total reported SG&A minus the items not addressable by the GCP, plus or minus items such as:

•	GCP program costs which include severance and related employee costs, consulting and professional costs and other costs specifically designated to the program,

•	Changes in inflation and foreign exchange rates as compared to Addressable Baseline assumptions,

•	Perimeter changes relating to acquisitions and divestitures and corporate transactions,

•	Changes in variable compensation relating to business performance as compared to the Addressable Baseline assumptions, and

•	Identified investments in new or enhanced capabilities.

We expect to reduce Actual Addressable SG&A from the Addressable Baseline level of $1.35 billion to $1.1 billion by 2020, achieving $250 million in run-rate savings by the end of 2019.

As previously announced, the Company has developed a high-level estimate of $200 - $300 million for the total pre-tax costs expected to be incurred in connection with the Global Competitiveness Program.

➢	Notes

(1) Agribusiness:

2018 second quarter EBIT includes charges related to the GCP of $(9) million [$(3) million for severance and other employee benefit costs and $(6) million for other program costs], all of which was included in Selling, general and administrative expenses.   2018 second quarter EBIT also includes $(3) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP  of $(19) million [$(7) million for severance and other employee benefit costs and $(12) million for other program costs], all of which was included in Selling, general and administrative expenses.   EBIT for the six months ended June 30, 2018 also includes $(4) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold and a $1 million gain on the sale of a subsidiary.

(2) Edible Oil Products:

2018 second quarter EBIT includes charges related to the GCP of $(3) million [$(1) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in Selling, general and administrative expenses.  Additionally, $(5) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within Selling, general and administrative expenses.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $(5) million [$(2) million for severance and other employee benefit costs and $(3) million for other program costs], all of which was included in Selling, general and administrative expenses.  Additionally, $(10) million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan were incurred, all of which were included within Selling, general and administrative expenses.

(3) Milling Products:

2018 second quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in Selling, general and administrative expenses.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $(2) million for other program costs, all of which was included in Selling, general and administrative expenses.   EBIT for the six months ended June 30, 2018 also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold

(4) Sugar & Bioenergy:

2018 second quarter EBIT includes charges related to the GCP of $(4) million [$(2) million for severance and other employee benefit costs and $(2) million for other program costs], all of which was included in Selling, general and administrative expenses.  2018 second quarter EBIT also includes Sugar restructuring charges of $(3) million recorded in Cost of goods sold and a loss of $(16) million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $(5) million [$(2) million for severance and other employee benefit costs and $(3) million for other program costs], all of which was included in Selling, general and administrative expenses.  EBIT for the six months ended June 30, 2018 also includes Sugar restructuring charges of $(6) million recorded in Cost of goods sold and a loss of $(16) million on the sale of an equity investment in Brazil, recorded in Other income (expense) - net.

EBIT for the three and six months ended June 30, 2017 includes Sugar restructuring charges of $(6) million and $(12) million, respectively, recorded in Cost of goods sold.

(5) Fertilizer:

2018 second quarter EBIT includes charges related to the GCP of $(1) million for other program costs, all of which was included in Selling, general and administrative expenses. 2018 second quarter EBIT also includes $(1) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold.

EBIT for the six months ended June 30, 2018 includes charges related to the GCP of $(1) million for other program costs, all of which was included in Selling, general and administrative expenses.  EBIT for the six months ended June 30, 2018 also includes $(2) million for severance and other employee benefit costs related to other industrial initiatives recorded in Cost of goods sold.

(6) Income Taxes:

In the three and six months ended June 30, 2017, income tax benefits (charges) include total benefits of $49 million, $32 million for the favorable resolution of an uncertain tax position in Asia and a $17 million as a result of a tax election in South America.

Notes to Financial Tables:

(7)          See Definition and Reconciliation of Non-GAAP Measures.

(8)          A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Six Months Ended June 30,
	2018	2017
Net income (loss) attributable to Bunge	$(33)	$128
EBIT attributable to noncontrolling interest	5	9
Noncontrolling interest share of interest and tax	(1)	(2)
Net income (loss)	$(29)	$135

(9)
Approximately 7 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2018.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and six months ended June 30, 2018.

Approximately 3 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three and six months ended June 30, 2017.  Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the three and six months ended June 30, 2017.

(10)
Includes readily marketable inventories of $5,531 million and $4,056 million at June 30, 2018 and December 31, 2017, respectively. Of these amounts, $4,436 million and $2,767 million, respectively, can be attributable to merchandising activities.

(11)
In accordance with new cash flow presentation requirements under U.S. Generally Accepted Accounting Principles, cash receipts from payments on beneficial interests in securitized trade receivables should be classified as cash inflows from investing activities. As such, we have made necessary changes to our cash flow presentation in current and prior periods presented, which resulted in an increase in cash inflows from investing activities and a corresponding decrease to cash from operating activities.

(12)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.